SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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NEXMED, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NEXMED, INC.
350 Corporate Boulevard
Robbinsville, New Jersey 08691

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given to all of the stockholders of NexMed, Inc. (the "Company") that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held on Monday, May 24, 2004, at 10:00 a.m., local time, at the Company's headquarter facilities at 350 Corporate Boulevard, Robbinsville, New Jersey for the following purposes:

(1)	To elect two persons to the Board of Directors of the Company, to serve in such capacity until the Annual Meeting of Stockholders of the Company to be held in 2007, or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal in accordance with the Bylaws of the Company.

(2)	To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, as the Company's independent auditors for the year ending December 31, 2004.

The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting or any adjournment or postponement thereof are to consider and act upon such other business as may properly come before this Annual Meeting or any adjournment or postponement thereof.

All stockholders of record of the Company's common stock at the close of business on April 16, 2004 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy, regardless of whether the proxy has power to vote on all matters, is required for a quorum for the transaction of business at the Annual Meeting.

By Order of the Board of Directors

/s/ Vivian H. Liu

Vivian H. Liu Secretary

April 23, 2004
Robbinsville, New Jersey

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE THESE SHARES BY TELEPHONE AT (800) 560-1965 OR BY INTERNET AT http://www.eproxy.com/nexm/. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE ANY OF YOUR PROXIES IF YOU WISH AND VOTE IN PERSON. YOUR PROXIES ARE REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Mailed To Stockholders
On or About April 23, 2004

NEXMED, INC.
350 CORPORATE BOULEVARD
ROBBINSVILLE, NEW JERSEY 08691

PROXY STATEMENT

General Information

This Proxy Statement is furnished by the board of directors (the "Board" or "Board of Directors") of NexMed, Inc., a Nevada corporation ("NexMed" or the "Company"), in connection with the solicitation of proxies for use at NexMed's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, May 24, 2004, at 10:00 a.m., local time, at the Company's headquarter facilities at 350 Corporate Boulevard, Robbinsville, New Jersey, and any adjournment or postponement thereof.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Vivian H. Liu, the Company's Secretary) a written notice of revocation or a properly executed proxy bearing a later date.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $.001 per share (the "Common Stock"). The Company may use the services of Wells Fargo Shareowner Services in soliciting proxies and, in such event, the Company expects to pay approximately $10,000, plus out-of-pocket expenses, for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock of the Company, represented either in person or by proxy, regardless of whether the proxy has power to vote on all matters, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business on April 16, 2004 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock (the "Stockholders") entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 40,338,113 shares of Common Stock outstanding.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the Stockholder has given instructions, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of the nominees for directors named below and FOR Proposal No. 2.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NexMed's Amended and Restated Articles of Incorporation divide the Company's Board of Directors into three classes, the term of office for each class arranged so that the term of office of one class expires at each successive Annual Meeting of Stockholders. The Board of Directors currently consists of seven members as follows: Class I directors, Robert W. Gracy, Ph.D. and Stephen M. Sammut, whose terms expire in 2004, and Martin R. Wade, III, whose term expires in 2004 and if re-elected at the Annual Meeting, in 2007; Class II directors, Richard J. Berman and Arthur D. Emil, whose terms expire in 2006, and Class III directors, Y. Joseph Mo, Ph.D. and James L. Yeager, Ph.D., whose terms expire in 2005.

At the Annual Meeting, the Stockholders will elect two directors to serve as Class I directors. Each of the Class I directors who is elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2007, and until such director's successor is elected or appointed and qualifies or until such director's earlier resignation or removal in accordance with the Bylaws of the Company. It is intended that, unless authorization to do so is withheld, the proxies will be voted "FOR" the election of each of the director nominees named below. The Board of Directors believes that nominees Sami A. Hashim, MD and Martin R. Wade, III, will stand for election and will, if elected, serve as Class I directors. However, with respect to each nominee, in the event such nominee is unable or unwilling to serve as a Class I director at the time of the Annual Meeting, the proxies may be voted for any substitute nominee designated by the present Board of Directors to fill such vacancy or the Board of Directors may be reduced to no less than three members in accordance with NexMed's Amended and Restated Articles of Incorporation.

The Company's Corporate Governance/Nominating Committee has reviewed the qualifications and independence of the nominees for Class I director and has recommended such nominees for election to the Board of Directors. Robert W. Gracy and Stephen M. Sammut, who are currently directors, are not standing for re-election.

Nominees for Director

The following information was furnished to the Company by the nominees.

Sami A. Hashim, MD, age 74, has been a Professor of Nutritional Medicine at Columbia University College of Physicians & Surgeons since the early 1970's. Since 1971, he has been affiliated with St-Luke's Hospital Center in New York and was Chief of Metabolism and Nutrition from 1971 to 1997. Dr. Hashim has published over 200 papers in peer-reviewed journals and is a recognized expert in the fields of metabolism and nutrition. Dr. Hashim served on research review committees of the National Institutes of Health, and has been a member of the Editorial Boards of the American Journal of Clinical Nutrition and Contemporary Issues in Clinical Nutrition. Dr. Hashim earned his MD degree from the State University of New York, with post-graduate training at Harvard University.

Martin R. Wade III, is and has been a director of the Company since June 2003 and a member of the Executive Compensation Committee, the Audit Committee and the Finance Committee of the Board of Directors since June 2003, and the Corporate Governance/Nominating Committee since January 2004. Mr. Wade is the Chief Executive Officer of International Microcomputer Software Inc, (IMSI) a software development and publishing firm, and since 2001, has also served as the Chief Executive Officer of Bengal Capital Partners, LLC, a merger and acquisition firm, since its founding in 2000. From 2000 to 2001, Mr. Wade was Director and Chief Executive Officer of Digital Creative Development Corp. From 1998 to 2000, Mr. Wade was Managing Director of Prudential Securities Inc. From 1975 to 1998, Mr. Wade served in various executive positions at Salomon Brothers Inc., Bankers Trust Company, Lehman Brothers and Price Waterhouse Company. Mr. Wade serves on the board of directors of several companies, including Dimon, Incorporated (NYSE: DMN), Datametrics Corp and IMSI. Mr. Wade holds an MBA from the University of Wyoming.

Required Vote and Recommendation of Board of Directors

Under Nevada law, where NexMed is incorporated, shares as to which there is an abstention or broker non-vote shall be deemed to be present at the meeting for purposes of determining a quorum.

However, because under Nevada law the nominees for the election of directors must be elected by a plurality of the votes cast at the election, abstentions and broker non-votes will have no effect on the outcome of this vote.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

DIRECTORS

Set forth below is certain information regarding the current directors of the Company other than Robert W. Gracy, Ph.D. and Stephen M. Sammut, who are not standing for re-election at the Annual Meeting.

Name	Age	Title
Y. Joseph Mo, Ph.D.	56	Chairman of the Board of Directors, President and Chief Executive Officer
Richard J. Berman.	61	Director
Arthur D. Emil	79	Director
Martin R. Wade, III	54	Director
James L. Yeager, Ph.D.	57	Director, Senior Vice President for Scientific Affairs

Biographical information concerning each of the director nominees is set forth above under the caption "Proposal No. 1 – Election of Directors." Biographical information concerning the remaining directors of the Company is set forth below.

Richard J. Berman, is and has been a director of the Company, and a member of the Executive Compensation Committee, the Finance Committee and the Corporate Governance/Nominating Committee of the Board of Directors since June 2002. His current term expires in 2006. Since 2000, Mr. Berman has been Chairman of the Board of KnowledgeCube Group, Inc., an internet commerce firm. From 1998 to 2000, Mr. Berman was Chairman of the Board and C.E.O. of Internet Commerce Corporation (Nasdaq: ICCA), a leading e-commerce business-to-business service provider. From 1982 to 1998, Mr. Berman was President of the American Acquisitions Company, a privately-held merchant banking firm, and from 1983 to 1993, Chairman of the Board of Prestolite Battery Company of Canada, the largest battery producer in Canada. From 1975 to 1982, Mr. Berman served in various executive positions at Banker's Trust Company, including Senior Vice President responsible for managing the M&A and Equity Buyout Departments. Mr. Berman currently serves on the board of directors and advisory boards of ICCA, MediaBay, Inc. (Nasdaq: MBAY) and Int'l Microcomputer Software (OTCBB: IMSI). Mr. Berman holds a J.D. from Boston College Law School and an MBA in Finance from New York University.

Arthur D. Emil, Esq., is and has been a director of the Company and a member of the Executive Compensation Committee and the Corporate Governance/Nominating Committee of the Board of Directors since June 2003. His current term as a member of the Board of Directors expires in 2006. Mr. Emil has been a practicing attorney in New York City for over forty years, including with Kramer Levin Naftalis & Frankel, from 1994 to 2002 and with Cohen Tauber Spievack & Wagner from 2003 to present. Mr. Emil is a principal owner and Chairman of Night Sky Holdings LLC, a company which owns several restaurants now operating in the New York area, which included Windows on the World, and operated the Rainbow Room from 1986 until December 1998. Mr. Emil is the founding principal and shareholder of two real estate development firms with commercial, residential and mixed-use properties in Connecticut, New York and Ohio. Mr. Emil has served as trustee for various non-profit organizations including The American Federation of Arts and the Montefiore Medical Center. Mr. Emil received his LLB from Columbia University.

Y. Joseph Mo, Ph.D., is, and has been since 1995, the Chief Executive Officer and President of the Company and Chairman and a member of the Board of Directors. His current term as a member of the Board of Directors expires in 2005. Dr. Mo has over 25 years of experience in the pharmaceutical and biotechnology industries. Prior to joining the Company in 1995, Dr. Mo was in various executive positions with pharmaceutical and biotechnology companies, including Johnson & Johnson, Rorer Pharmaceuticals, Beecham Pharmaceuticals and Greenwich Pharmaceuticals. Dr. Mo received his Ph.D. in Industrial and Physical Pharmacy from Purdue University. In 2001, Dr. Mo was recognized as Distinguished Alumnus by the School of Pharmacy at Purdue University.

James L. Yeager, Ph.D., is, and has been since December 1998, a member of the Board of Directors and, since January 2002, Senior Vice President for Scientific Affairs. His current term as a member of the Board of Directors expires in 2005. From June 1996 through December 2001, Dr. Yeager served as the Company's Vice President of Research and Development and Business Development. Before joining the Company, Dr. Yeager was Vice President of Research and Development at Pharmedic Company. From 1979 to 1992, Dr. Yeager held various managerial positions with Abbott Laboratories and Schiapparelli-Searle. Dr. Yeager received his Ph.D. in Industrial and Physical Pharmacy from Purdue University.

There are no family relationships among the directors, nominees for director or executive officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, as of the Record Date, of Common Stock by (a) each person known by NexMed to be the beneficial owner of more than 5% of its outstanding voting securities, (b) NexMed's directors and executive officers, individually, and (c) NexMed's directors and executive officers as a group.

Name, Position and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(2)	Percent of Class (%)
Y. Joseph Mo, Ph.D. President and Chief Executive Officer (3)	3,974,000	9.28
Kenneth F. Anderson Vice-President- Commercial Development (4)	178,227		*
Vivian H. Liu Vice President, Chief Financial Officer & Secretary (5)	626,555	1.54
James L. Yeager, Ph.D. Senior Vice President- Scientific Affairs (6)	500,685	1.23
Richard J. Berman Director (7)	116,002		*
Arthur D. Emil Director (8)	77,625		*
Robert W. Gracy, Ph.D. Director (9)	204,353		*
Stephen M. Sammut Director (10)	94,401		*
Martin R. Wade, III Director (11)	40,000		*
Sami A. Hashim, MD (12)	0		*
All Executive Officers and Directors as a Group (nine persons) (13)	5,811,848	13.17

*	less than 1%
1)	The address for each of the executive officers and directors of the Company is 350 Corporate Boulevard, Robbinsville, NJ 08691.
2)	All shares are solely and directly owned, with sole voting and dispositive power.
3)	Includes 2,464,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
4)	Includes 162,082 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
5)	Includes 384,284 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
6)	Includes 370,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
7)	Includes 100,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
8)	Includes 40,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
9)	Includes 160,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
10)	Includes 80,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
11)	Consists of 40,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.
12)	If Dr. Hashim is elected to serve on the Board of Directors, he will receive options to purchase an aggregate of 80,000 shares of the Company's common stock, which vest in four equal installments. The options to purchase the first 20,000 shares of the Company's common stock vest immediately and the options to purchase the remaining 60,000 shares of the Company's common stock will vest in three equal installments on the date of the Annual Meeting of Stockholders in 2005, 2006 and 2007, respectively, assuming continuous and uninterrupted service with the Company.
13)	Includes 3,800,366 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires NexMed's executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company's officers, directors and greater than ten percent stockholders complied with these Section 16(a) filing requirements with respect to the Common Stock during the fiscal year ended December 31, 2003.

DIRECTOR COMPENSATION

In 2001, the Board of Directors adopted a stock option and cash compensation package for its non-employee directors. Upon joining the Board, each new non-employee director would receive a stock option package issued pursuant to the NexMed, Inc. Recognition and Retention Stock Incentive Plan, (the "Recognition Plan"), which generally vests over a period of several years from the date of grant based on continuous and uninterrupted service to NexMed. This approach is designed to align the interests of the directors with those of the Stockholders over the long-term since the full benefits of the stock option compensation package cannot be realized unless the stock price appreciation occurs over a number of years. Each non-employee director also receives $2,000 per day for Board meetings and $500 per day for air travel. For meetings held via teleconference, each non-employee Director receives $500 per meeting. In addition, for service on a Board committee, each non-employee director receives annual compensation of $2,500, with non-employee chairpersons of Board committees receiving additional annual compensation of $2,500.

During most of 2003, in consideration of the Company's limited cash reserves, the non-employee directors opted to receive shares of the Company's Common Stock in lieu of cash for their services to the Board. The shares of Common Stock were issued pursuant to the Recognition Plan and were priced at the average closing price of the Company's Common Stock over a ten day period commencing on the day of each meeting. Such shares vested immediately, but will be held by the Company for the non-employee Directors until their service on the Board of Directors terminates. On November 19, 2003, with the improvement in the Company's cash position, the Board of Directors revoked the decision for payment in stock in lieu of cash and reinstated cash compensation to the non-employee directors.

THE BOARD AND ITS COMMITTEES

Director Independence

The Board of Directors has determined that all of the Company's non-employee directors and Dr. Hashim, constituting a majority of the directors, meet the definition of independence under the NASDAQ Stock Market listing requirements.

Meetings of the Board of Directors

During the year ended December 31, 2003, six meetings of the Board of Directors were held. Each director attended at least 75% of the aggregate number of meetings of the Board and the Committees on which they served during the periods that they served. In June 2003, all of the directors were present at the Company's 2003 Annual Meeting of Stockholders.

Committees of the Board

The Board of Directors currently has four committees, the Executive Compensation Committee, the Audit Committee, the Finance Committee, and the Corporate Governance/Nominating Committee.

The Executive Compensation Committee establishes remuneration levels for executive officers of the Company and implements incentive programs for officers, directors and consultants, including the

NexMed Inc. Stock Option and Long-Term Incentive Compensation Plan (the "Stock Plan") and the Recognition Plan. The Executive Compensation Committee was formed on February 7, 2000, and it met four times in 2003. The Executive Compensation Committee consists of Richard J. Berman, Arthur D. Emil and Martin R. Wade, III, none of whom is an employee of the Company. The members of the Executive Compensation Committee meet the independence requirements of the NASDAQ Stock Market listing requirements.

The Audit Committee periodically meets with the Company's financial and accounting management and independent auditors and accountants and selects the Company's independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the Company's internal accounting controls. The current members of the Audit Committee meet the independence and experience requirements of the NASDAQ Stock Market listing standards. The Audit Committee was formed on February 7, 2000 and acts under a written charter first adopted and approved by the Board on the same date, and subsequently amended and approved on May 7, 2001 and October 29, 2002. A copy of the Amended Audit Committee was included with the Company's proxy statement filed with the Securities and Exchange Commission on April 30, 2003. The Audit Committee met once in 2003, and consists of Robert W. Gracy, Stephen M. Sammut and Martin R. Wade, III, none of whom is an employee of the Company. The Board of Directors has determined that Mr. Sammut, in addition to being "independent" is an "audit committee financial expert," as defined in Item 401(h) of Regulation S-K.

The Finance Committee makes recommendations to the Board of Directors concerning financing opportunities and instruments. The Finance Committee was formed on June 21, 2002. The Finance Committee met once in 2003, and consists of Richard J. Berman, Y. Joseph Mo and Stephen M. Sammut.

The Corporate Governance/Nominating Committee makes recommendations to the Board of Directors concerning candidates for board vacancies. The Corporate Governance/Nominating Committee was formed on February 7, 2000. The Corporate Governance/Nominating Committee met once in 2003, and initially consisted of Richard J. Berman, Arthur D. Emil and Y. Joseph Mo. Dr. Mo resigned from the Committee on January 8, 2004 and was replaced by Martin R. Wade, III. The current members of the Committee meet the independence requirements of the NASDAQ Stock Market listing standards. The Corporate Governance/Nominating Committee acts under a written charter, which is posted on the Company's website at www.nexmed.com. Each of the members of the Corporate Governance/Nominating Committee meets the independence requirements of the NASDAQ Stock Market listing standards. The Company does not pay any third party a fee to assist in the process of identifying and evaluating candidates for director. The Company has not received any nominees for director from a Stockholder or Stockholder group that owns more than 5% of the Company's voting stock.

The Company's Corporate Governance/Nominating Committee may consider nominees for director of the Company submitted in writing to the Chairman of the Committee, which are submitted by executive officers of the Company, current directors of the Company, search firms engaged by the Committee, and by others in its discretion and, in the circumstances provided below, shall consider nominees for director proposed by a Stockholder. Such submitting Stockholder shall have provided evidence that he, she or it has beneficially owned at least 5% of the Company's common stock for at least one year. Information with respect to the proposed nominee shall have been provided in writing to the Chairman of the Corporate Governance/Nominating Committee at NexMed, Inc., 350 Corporate Blvd., Robbinsville, NJ 08691, at least 120 days prior to the date of the prior year's Annual Meeting proxy statement. Such information shall include the name of the nominee, and such information with respect to the nominee as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company's Proxy Statement if such proposed nominee were to be included therein. In addition, the Stockholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with the Company, and otherwise meets the Company's published minimum criteria for consideration as a nominee for director of the Company.

Any other Stockholder communications intended for management of the Company or the Board of Directors shall be submitted in writing to the Chairman of the Corporate Governance/Nominating

Committee who shall determine, in his discretion, considering the identity of the submitting Stockholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication.

The Corporate Governance/Nominating Committee generally identifies potential candidates for director by seeking referrals from the Company's management and members of the Board of Directors and their various business contacts. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a security holder. Dr. Hashim was recommended to the Corporate Governance/Nominating Committee by Mr. Berman.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by NexMed during the years ended December 31, 2003, 2002 and 2001 to its four most highly compensated employees, including the Chief Executive Officer, who were serving as NexMed's executive officers at the end of 2003:

Name	Fiscal Year	Annual Salary ($)	Annual Bonus ($)		Long-Term Compensation Awards/Securities Underlying Options(# shares)	All Other Compensation ($)
Y. Joseph Mo	2003	250,000	(1)		300,000	6,000	(2)
	2002	250,000	—		500,000	6,000	(2)
	2001	225,000	80,000		—	6,000	(2)
Kenneth F. Anderson	2003	162,000	40,000	(3)	—	5,087	(2)
	2002	148,000	—		109,582	5,482	(2)
	2001	142,000	35,000		25,000	492	(4)
Vivian H. Liu	2003	160,000	50,000	(3)	—	5,025	(2)
	2002	147,000	—		219,284	5,691	(2)
	2001	140,000	43,000		—	4,456	(2)
James L. Yeager	2003	203,000	50,000	(3)	120,000	6,000	(2)
	2002	203,000	50,000		—	6,000	(2)
	2001	195,000	62,000		—	6,000	(2)

(1)	In lieu of cash, Dr. Mo was granted a bonus for 2003 of 100,000 shares of the Company's Common Stock on November 19, 2003. Such shares will be issued within ten (10) days following the delivery of the Company's audited financial statements for 2003 or the signing of an agreement for one of its products under development, whichever is later. The fair market value of such shares on the date of the award was $400,000.
(2)	Represents matching by the Company of executive's contribution to the Scudder Kemper 401(K) plan of up to 3% on first $200,000 of executive's compensation.
(3)	To be paid within ten (10) days following the delivery of the Company's audited financial statements for 2003.
(4)	Includes matching by the Company of executive's contribution to the Scudder Kemper 401(K) plan of up to 3% on first $200,000 of executive's compensation, effective November 2001.

Employment Agreements

The Company has entered into employment agreements with each of its four executive officers.

On September 26, 2003, the Company entered into five-year employment agreements with Kenneth Anderson and Vivian Liu, and James Yeager, pursuant to which they will serve as Company's Vice Presidents and Senior Vice President, respectively. During their employment with the Company, Mr. Anderson, Ms. Liu and Dr. Yeager will receive an annual base salary of at least $162,000, 160,000 and 203,000, respectively, and will also be eligible to earn an annual bonus based on the attainment of financial targets established by the Board of Directors or its Executive Compensation Committee in consultation with the executives.

The employment agreements provide for grants of options to purchase shares of Company common stock under the Company's Stock Plan. These options are intended to be incentive stock options to the fullest extent permitted under the Internal Revenue Code. Mr. Anderson and Ms. Liu received options to purchase a total of 45,000 and 105,000 shares of the Company's common stock, respectively, vesting in three equal installments on December 16, 2003, December 16, 2004 and December 16, 2005. These options were granted in 2002 in anticipation of the execution of employment agreements with Mr. Anderson and Ms. Liu. Dr. Yeager received options to purchase a total of 120,000 shares of the Company's common stock in 2003, vesting in three equal installments on December 31, 2003, December 31, 2004 and December 31, 2005.

In the event the three executives' employment is terminated for "Cause" (as defined in the employment agreement), or death and disability they will be entitled to receive any earned but unpaid base salary, bonus and benefits. In the event the three executives' employment is terminated by the Company without Cause or by the executives with "Good Reason" (as defined in the employment agreement), they will be entitled to receive any earned but unpaid base salary, bonus and benefits and an amount equal to the executive's annual base salary at the time of such termination for six months, plus an additional week of base salary for every fully-completed year of service. In addition, in the case of an executive's termination for "Good Reason", all of such executive's outstanding but unvested stock options would vest immediately.

On February 26, 2002, the Company entered in to an employment agreement with Y. Joseph Mo, Ph.D., that has a term of five years, and pursuant to which Dr. Mo will serve as the Company's Chief Executive Officer and President. This employment agreement with Dr. Mo was executed after extensive discussions and negotiations between the Company and Dr. Mo. The Company had engaged the services of PricewaterhouseCoopers LLP to prepare a report comparing the compensation in Dr. Mo's employment agreement with the compensation of the senior most officers at a select group of the Company's peer group.

During his employment with the Company, Dr. Mo will receive an annual base salary of at least $250,000 (to be raised to $350,000 after the Company sustains gross revenues of $10 million for two consecutive fiscal quarters), subject to annual cost of living increases. Dr. Mo will also be eligible to earn an annual bonus based on the attainment of financial targets established by the Board of Directors or its Executive Compensation Committee in consultation with Dr. Mo. In addition to other benefits and perquisites generally provided to employees of the Company, during his employment, the Company agreed to provide Dr. Mo with split dollar life insurance with a death benefit of $2 million, an automobile for his business use, payment of up to $10,000 per year in annual dues for a social club, and up to $20,000 per year for financial and estate planning.

Dr. Mo's employment agreement provides for three grants of options to purchase 300,000 shares of Company common stock per grant under the Company's Stock Plan. These options are intended to be incentive stock options to the fullest extent permitted under the Internal Revenue Code. The three grants of options to purchase 300,000 shares of common stock were made on February 26, 2002, February 26, 2003 and February 26, 2004. In addition, the Company, subject to certain financial restrictions, agreed to loan Dr. Mo up to an aggregate of $2 million to exercise previously granted options. Under current law, such a loan is no longer permissible.

Under the employment agreement, Dr. Mo is entitled to deferred compensation in an annual amount equal to one-sixth of the sum of his base salary and bonus for the 36 calendar months preceding the date on which the deferred compensation payments commence subject to certain limitations, including annual vesting through January 1, 2007, as set forth in the employment agreement. The deferred compensation will be payable monthly for 180 months commencing on termination of employment as discussed below. In addition, Dr. Mo is entitled to a tax gross up in the event any payments to him from the Company are subject to an excise tax under Section 4999 of the Internal Revenue Code, which imposes such excise tax with respect to certain payments made in connection with a change in control.

In the event Dr. Mo's employment is terminated for "Cause" (as defined in the employment agreement), Dr. Mo will be entitled to receive any earned but unpaid base salary, bonus and benefits but would forfeit all deferred compensation. In the event of the termination of Dr. Mo's employment due to death or "permanent disability" (as defined in the employment agreement), Dr. Mo (or his estate, if applicable) will be entitled to receive any earned but unpaid base salary, bonus and benefits. In the event of a termination due to permanent disability, Dr. Mo shall continue to receive his base salary at 50% of the rate in effect at the time of termination until the earlier of (i) the fifth anniversary of the termination or (ii) January 1, 2014. This payment will be offset by any payments received from the Company's long-term disability policy to the extent that the sum of the monthly payments from the Company and under the Company's long term disability policy exceeds Dr. Mo's "Basic Monthly Earnings" (as defined in the Company's long term disability policy). In the event of Dr. Mo's death, the Company shall pay his beneficiary or estate (as applicable) a lump sum amount equal to the present value of Dr. Mo's deferred compensation arrangement.

In the event Dr. Mo's employment is terminated by the Company without Cause or by Dr. Mo with "Good Reason" (as defined in the employment agreement), Dr. Mo will be entitled to receive any earned but unpaid base salary, bonus and benefits. In addition, in the event of either such termination, Dr. Mo will receive the deferred compensation payments, a pro rated bonus for the year in which the termination occurs, up to $10,000 in reimbursement for job search services and two years continued medical coverage or its equivalent. In the event Dr. Mo terminates his employment without Good Reason, Dr. Mo will be entitled to receive any earned but unpaid base salary, bonus and benefits. In addition, Dr. Mo would not begin to receive his deferred compensation payments until January 1, 2014.

On January 25, 2003, the Company, with Dr. Mo's consent, terminated the split dollar life insurance policy with a death benefit of $2 million. The Company continues to maintain a term life insurance policy for Dr. Mo, with a death benefit of $25 million and with the Company as the sole beneficiary.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth the stock options granted to the named executive officers during the year 2003, pursuant to the Stock Plan:

Name	Number of Shares Underlying Options		Percentage of Total Options Granted to Employees in 2002 (%)	Exercise Price per Share ($)		Grant Date Present Value ($) (3)
Y. Joseph Mo	300,000	(1)	27	$1.81	(1)	$486,600
Kenneth F. Anderson	0		0	—		—
Vivian H. Liu	0		0	—		—
James L. Yeager	120,000	(2)	11	$3.77	(2)	$403,200

(1)	The options were granted on February 26, 2003 pursuant to the terms of Dr. Mo's employment agreement. The exercise price (the price that the officer must pay to purchase each share of stock that is subject to an option) was based on the fair market value of the Company's common stock on the day of grant. The options expire on February 26, 2013 and vest in three equal installments on February 26, 2004, February 26, 2005 and February 26, 2006.
(2)	The options were granted on August 13, 2003 in anticipation of the execution of Dr. Yeager's employment agreement. The exercise price was based on the fair market value of the Company's common stock on the day of grant. The options expire on August 13, 2013 and vest in three equal installments on December 31, 2003, 2004 and 2005.
(3)	The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. For options with ten-year terms, the assumptions are 100%, 1.35% and 0% for the volatility, risk free yield and dividend yield, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION VALUES

The following table sets forth information concerning each exercise of stock options during 2003 as well as the value of unexercised options at December 31, 2003 held by the executives named in the Summary Compensation Table above.

Name	Acquired on Exercise of Stock Options (#)	Value Realized ($)		Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable (E) /Unexercisable (U) (1)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable(E) /Unexercisable (U) (1)
Y. Joseph Mo.	10,000	$6,600	(2)	2,264,000	(E) (3)	$2,373,600	(E)
				500,000	(U) (3)	$870,000	(U)
Kenneth Anderson	0	0		162,082	(E) (4)	$286,362	(E)
				40,000	(U) (4)	$108,600	(U)
Vivian H. Liu	0	0		384,284	(E) (5)	$789,337	(E)
				70,000	(U) (5)	$230,300	(U)
James L. Yeager	0	0		370,000	(E) (6)	$412,100	(E)
				80,000	(U) (6)	$18,400	(U)

(1)	Based on a closing sale price of the Company's Common Stock on the NASDAQ Stock Market of $3.99 on December 31, 2003.
(2)	Based on a closing sale price of the Company's Common Stock of $1.47 on May 20, 2003.
(3)	Includes stock options at exercise prices ranging from $0.81 – $4.00 per option share.
(4)	Includes stock options at exercise prices ranging from $0.55 – $16.25 per option share.
(5)	Includes stock options at exercise prices ranging from $0.55 – $4.00 per option share.
(6)	Includes stock options at exercise prices ranging from $2.00 – $3.77 per option share.

PERFORMANCE COMPARISON OF TOTAL RETURNS OF NEXMED, INC.,
THE U.S. NASDAQ STOCK MARKET AND NASDAQ PHARMACEUTICALS STOCKS

The following graph shows the yearly change in cumulative total stockholder return on NexMed Common Stock compared to the cumulative total return on the Nasdaq Stock Market (U.S.) and Nasdaq Pharmaceutical Stocks for the past 5 fiscal years (assuming a $100 investment on January 1, 1999 and quarterly reinvestment of dividends during the period). The Company believes that while total stockholder return is an important indicator of corporate performance, the stock prices of drug delivery technology stocks like NexMed are subject to a number of market-related factors other than company performance, such as the current market conditions, the general state of the economy and the performance of other drug delivery technology stocks.

	1/1/1999	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
NexMed	$100.00	$167.07	$324.02	$137.71	$28.77	$161.60
Nasdaq	$100.00	$184.27	$111.13	$88.21	$60.99	$91.18
Nasdaq Pharmaceutical Stocks	$100.00	$188.77	$235.44	$200.66	$129.66	$190.03

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2002, the Company advanced $150,000 to James L. Yeager, Ph.D., the Company's Senior Vice President for Scientific Affairs and a director. The note was repaid in full by December 31, 2003. The advance was evidenced by a promissory note, which bore interest at 5% per annum and was due on November 15, 2002. The note was not paid in full by November 15, 2002 and went into default. Pursuant to the terms of the note, upon default the interest rate increased to 15% per annum. Interest due on the promissory note at the default rate of 15% was paid on a timely basis. On October 16, 2003, Dr. Yeager surrendered 24,315 shares of the Company's common stock to the Company, which the Company then retired, as payment in full of the promissory note. The number of shares surrendered was determined by dividing the outstanding principal and accrued interest on the promissory note of $119,386.98 by the closing sale price of the Company's common stock on October 16, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard J. Berman, Arthur D. Emil and Martin R. Wade, III served on the Executive Compensation Committee in 2003. None of these three individuals has ever been an employee of NexMed or its subsidiaries. No NexMed executive officer served as a member of the board of directors or the compensation committee of any company whose executive officers included a member of the Board of Directors or the Executive Compensation Committee.

AUDIT COMMITTEE REPORT

We have reviewed and discussed with management NexMed's audited consolidated financial statements for the year ended December 31, 2003.

We have discussed with PricewaterhouseCoopers LLP, NexMed's independent auditor, the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with Audit Committees, as amended.

We have also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in NexMed's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors
Robert W. Gracy Stephen M. Sammut Martin R. Wade, III

EXECUTIVE COMPENSATION COMMITTEE REPORT

Overall Policy

NexMed's executive compensation program is designed to be linked to corporate performance and the total return to Stockholders over the long-term. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate executives to achieve the goals inherent in the Company's business strategy, to link executive and Stockholder interests and to reward individual contributions as well as overall business results.

The key elements of the Company's executive compensation during the last fiscal year consisted of base salary, an annual bonus and the grant of stock options under the Stock Plan.

Salaries

The Executive Compensation Committee approves the salaries of the Chief Executive Officer of the Company and exercises oversight over the compensation of the other named executive officers of the Company. All final determinations are subjective. In establishing 2003 salary levels for the Company's Senior Vice President and two Vice Presidents, the Executive Compensation Committee placed the most emphasis on the progression of the proprietary products under development and the financial condition of the Company based primarily on readily available working capital at the time the Company entered into employment agreements with such officers in September 2003. The Executive Compensation Committee also afforded substantial weight to the Company's long-term prospects and performance. Factors of lesser significance considered were experience of the executive officers and a subjective understanding of salary levels of executive management personnel of other similarly situated companies.

Bonuses

Cash bonuses are awarded to named executive officers based upon a subjective evaluation by the Executive Compensation Committee of the performance of each named executive officer during the year. Of particular significance was the progression of the proprietary products under development and the financial condition of the Company. In light of the Company's cash reserves, the Chief Executive Officer was awarded a bonus in the form of stock in 2003. The other three named executive officers at fiscal year end were awarded cash (see "Summary Compensation Table" and "Stock Option Information" under the heading "Executive Compensation" in this Proxy Statement).

Stock Options

Under the Stock Plan, which was adopted by the Company in December 1996, the Company's employees, including the named executive officers, are eligible to receive stock options, stock appreciation rights, restricted stock and other stock-based awards. The Executive Compensation Committee is responsible for determining the recipients and the size of the awards. In selecting the size and type of awards under the Stock Plan, the Executive Compensation Committee considers the nature of the position held as well as the other factors used to determine salaries and its subjective expectation of the potential for appreciation in the market value of the Common Stock. All final determinations are subjective.

Stock options awarded under the Stock Plan generally vest over a period of several years from the date of grant. This approach is designed to align the interests of the executive officers with those of the Stockholders over the long-term since the full benefits of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

Compensation of Chief Executive Officer

Compensation for Y. Joseph Mo, Ph.D., the Company's Chairman of the Board, President and Chief Executive Officer, historically has been established in accordance with the principles described above. The Executive Compensation Committee reviews Dr. Mo's performance and establishes his base salary considering the various factors described above for named executive officers. The amount of Dr. Mo's 2003 stock option bonus was awarded based upon a subjective evaluation by the Executive Compensation Committee of Dr. Mo's performance during the year. Of particular significance were the progression of the proprietary products under development and the financial condition of the Company. Dr. Mo received bonuses of 100,000 shares of the Company's stock, 200,000 stock options at an exercise price of $0.81 per option, and $80,000 for fiscal years 2003, 2002 and 2001 respectively. Dr. Mo's base salary was $250,000, $250,000 and $225,000, for fiscal years 2003, 2002 and 2001 respectively. In February 2002 and February 2003, pursuant to the terms of Dr. Mo's employment agreement, the Company granted Dr. Mo 300,000 stock options at an exercise price of $2.91 and $1.81 per option, respectively. The two grants of 300,000 stock options vest in three equal installments of 100,000 stock options each on February 26, 2003, February 26, 2004 and February 26, 2005, and on February 26, 2004, February 26, 2005 and February 26, 2006, respectively.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the "Code"), and the Treasury Regulations issued thereunder, generally disallow a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer or any of the four other most highly compensated executive officers employed on the last day of the taxable year, unless such compensation is paid pursuant to a qualified "performance-based compensation" arrangement, the material terms of which are disclosed to and approved by Stockholders.

It is the general policy of the Executive Compensation Committee to have executive compensation paid by the Company treated as fully tax deductible, without regard to the limitations imposed by Section 162(m) of the Code. All compensation paid during fiscal year 2003 was determined to be tax deductible. However, due to the inflexibility of qualifying all compensation for an exemption from the application of Section 162(m) of the Code, the Executive Compensation Committee reserves the right to grant future compensation awards in such amounts as it may deem appropriate in the exercise of its business judgment, notwithstanding whether those awards are fully tax deductible.

The Executive Compensation Committee of the Board of Directors
Richard J. Berman Arthur D. Emil Martin R. Wade III

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditors to audit and report upon the consolidated financial statements of the Company for the 2004 fiscal year and is submitting this matter to the Stockholders for their ratification. PricewaterhouseCoopers LLP served as the Company's independent auditors in fiscal year 2003 and in prior years.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Audit Fees

PricewaterhouseCoopers LLP is the Company's principal independent auditor. The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for professional services rendered for the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $151,344 for 2003 and $117,152 for 2002.

Audit-related Fees

The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements were $34,438 for 2003 and $0 for 2002. The nature of the services performed for these fees included a review of the documents related to the preferred stock placement and convertible note financing completed in 2003.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $78,646 for 2003 and $71,508 for 2002. The nature of the services performed for these fees included the preparation of the Federal and state tax returns and fees associated with the preparation of an application to sell our New Jersey state tax losses.

All Other Fees

The Company did not make any other payment to PricewaterhouseCoopers LLP during 2003 and 2002.

Pre-Approval Policies and Procedures

It is the policy of the Company that all services provided by PricewaterhouseCoopers LLP shall be pre-approved by the Audit Committee. PricewaterhouseCoopers LLP will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the estimated fees for such services. Pre-approval of audit and permitted non-audit services may be given by the Audit Committee at any time up to one year before the commencement of such services by PricewaterhouseCoopers LLP. Pre-approval must be detailed as to the particular services to be provided. Pre-approval may be given for a category of services, provided that (i) the category is narrow enough and detailed enough that management of the Company will not be called upon to make a judgment as to whether a particular proposed service by PricewaterhouseCoopers LLP fits within such pre-approved category of services and (ii) the Audit Committee also establishes a limit on the fees for such pre-approved category of services. The Chairman of the Audit Committee shall have, and the Audit Committee may delegate to any other member of the Audit Committee, the authority to grant pre-approval of permitted non-audit services to be provided by PricewaterhouseCoopers LLP between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services that were provided after the pre-approval requirements under the Sarbanes-Oxley Act became effective on May 6, 2003.

Required Vote and Recommendation of Board of Directors

Under Nevada law, shares as to which there is an abstention or broker non-vote shall be deemed to be present at the meeting for purposes of determining a quorum. However, because under Nevada law approval of this proposal requires that the votes cast in favor of it exceeds the votes cast opposing it, abstentions and broker non-votes will have no effect on the outcome of this proposal. If Stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Board of Directors will consider other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2003 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Secretary of the Company on or before January 3, 2005.

Stockholders who intend to present a proposal at the 2004 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials for the 2004 Annual Meeting are required to provide notice of such proposal to the Company no later than thirty-five (35) days nor more than sixty (60) days prior to the 2004 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2004 Annual Meeting should be addressed to Vivian H. Liu, Secretary, NexMed, Inc., 350 Corporate Boulevard, Robbinsville, New Jersey 08691.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote these proxies by telephone at (800) 240-6326 or by internet at http/www.eproxy.com/nexm/.

By Order of the Board of Directors,
/s/ Vivian H. Liu Vivian H. Liu Secretary

April 20, 2004
Robbinsville, NJ

[FORM OF PROXY-FRONT SIDE OF TOP PORTION]

To Our Stockholders,

You are cordially invited to attend our Annual Meeting of Stockholders, to be held at the headquarter facilities of NexMed, Inc. at 350 Corporate Boulevard, Robbinsville, NJ 08691, at 10:00 A.M. on Monday, May 24, 2004.

The enclosed Proxy Statement provides you with additional details about items that will be addressed at the Annual Meeting. Following consideration of the proposals set forth in the Proxy Statement, an overview of NexMed, Inc.'s activities will be presented and we will be available to answer any questions you may have. After reviewing the Proxy Statement, please sign, date and indicate your vote for the items listed on the Proxy Card below and return it by mail in the enclosed, postage-paid envelope, or vote by telephone by calling (800) 560-1965 (U.S. only), or by internet at http://www.eproxy.com/nexm/, whether or not you plan to attend the Annual Meeting.

Thank you for your prompt response.

Sincerely, Vivian H. Liu Secretary

NexMed, Inc. 350 Corporate Boulevard Robbinsville, NJ 08691

(Continued, and to be signed on reverse side)

[Company logo]

[FORM OF PROXY- REVERSE SIDE OF TOP PORTION]

PROXY	PROXY

NEXMED, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Vivian H. Liu and Y. Joseph Mo, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of NexMed, Inc. to be held at the Company's headquarter facilities at 350 Corporate Boulevard, Robbinsville, New Jersey on Monday, May 24, 2004, at 10:00 a.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominees for directors named below and FOR Proposal No. 2. Any prior proxy is hereby revoked.

(Please detach here)

The Board of Directors recommends a vote FOR the election of the nominees for directors named below and FOR Proposal No. 2.

PROPOSAL 1:    Election of Directors:

Sami A. Hashim, M.D.:	FOR	WITHHOLD AUTHORITY

Martin R. Wade III:	FOR	WITHHOLD AUTHORITY

PROPOSAL 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

FOR	AGAINST	ABSTAIN

Address Change? Mark Box Indicate changes below:

Date: ____________________________________

Signature(s) in Box
Please sign exactly as your name appears at the left.
When shares are held by joint tenants, both should sign.
When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

[FORM OF PROXY DETACHABLE PROXY CARD]
COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorized the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote you proxy 24 hours a day, 7 days a week, until Noon (EST) on Friday, May 21, 2004.

•	Your will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/nexm/ - QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until Noon (EST) on Friday, May 21, 2004.

•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to NexMed, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St-Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.
Please detach here